To my fellow shareholders,

As most of you know, in 1995 we made a strategic decision to reposition our company from owning apartments in commodity markets, those with minimal barriers to entry, to our current core markets, markets in which it is exceptionally difficult to build new apartment communities. This transformation is now substantially complete, as 90% of our current portfolio is concentrated in these core markets.

Now that we have such an outstanding portfolio, we are able to focus on making our portfolio even better each year by selling non-strategic assets at very attractive prices. Due to the unique quality of our assets and locations, we are not only selling our assets to other apartment investors, but are also selling to condominium converters who are converting our rental apartments into for-sale housing. In 2004 alone, we expect to sell approximately $1.4 billion of assets and purchase over $850 million of assets. Most of these acquisitions have been accretive because of the exceptional compelling sales price we are achieving, and should further enhance our long-term growth rate.

As we announced in our December 15th press release, we recently sold $596 million of non-core assets to condominium converters at capitalization rates of less than 4%, which produced extraordinarily attractive pricing for us. The enclosed check, representing a special dividend of $1.00 per share, serves as an excellent confirmation of the value creation embedded in our remaining core portfolio, which we believe will become even more visible in the years ahead.

We thank you for your continued support.

Sincerely,

R. Scot Sellers
Chairman and CEO